Exhibit 10.1

SEPARATION, WAIVER AND GENERAL RELEASE AGREEMENT

May 29, 2015

This Separation, Waiver and General Release Agreement (“Agreement”) is made between John “Rob” Berra, GEN Number AAB00387077 (“Employee”); and CH2M HILL Companies, Ltd., together with its affiliated companies and subsidiaries (collectively, “the Company” or “CH2M”) regarding Employee’s separation from employment with the Company.  The terms of the separation are as follows:

1.	Employee was separated from employment with the Company effective May 29, 2015 (“Separation Date”).
2.

Pursuant to the Employment Termination provisions of Employee’s offer letter dated and signed October 22, 2012 (“Offer Letter”), and in consideration of the covenants, agreements and releases set forth herein, the Company will provide Employee with the following severance benefits:

a.	$200,000.00 (Two Hundred Thousand Dollars and Zero Cents) of base salary pay (the equivalent of six months’ base salary), less all applicable tax withholdings;
b.

A cash-in-lieu of payment of $191,771.78 (One Hundred Ninety One Thousand Seven Hundred Seventy One Dollars and Seventy Eight Cents) (the equivalent of 3,918 shares of unvested restricted CH2M stock at the current CH2M stock price of $51.14), less all applicable tax withholdings; and

c.

A cash-in-lieu of payment of $12,851.04 (Twelve Thousand Eight Hundred Fifty One Dollars and Four Cents) (the equivalent of the gain at the current CH2M stock price of $51.14 on 3,918 shares of unvested stock options at an original strike price of $47.86), less all applicable tax withholdings.

For a sum total of payments in Paragraphs 2.a. through 2.c. of $404,622.82 (Four Hundred Four Thousand Six Hundred Twenty Two Dollars and Eighty Two Cents), less all applicable tax withholdings, including those prescribed by the IRS for supplemental income such as severance pay (i.e., the following taxes will be withheld: Federal income taxes at the 25% rate for supplemental wages, plus FICA, Medicare, and state and local income taxes, if applicable).  Paragraphs 2.a. through 2.c. are collectively referred to throughout as the “Severance Pay.”

3.

Provided that Employee has timely returned a fully executed original of the Agreement, and has not exercised Employee’s revocation rights set forth in Paragraph 13 below, the Severance Pay identified in Paragraphs 2.a. through 2.c. will become payable after the Effective Date (as defined in Paragraph 13, below) of this Agreement and will be paid on a lump sum basis on or after the Effective Date (and generally will be paid on the next regularly scheduled payday after the Effective Date).  Employee acknowledges that the Company will pay Employee’s wages and/or salary and accrued unused paid time off through Employee’s Separation Date, and that in signing this Agreement no other services, monies, salary, wages, bonuses, benefits, incentive pay, severance pay or other compensation are due or owing to Employee from the Company.

4.

For the avoidance of any doubt, nothing in this Agreement is intended to, nor does it, waive Employee’s right to exercise Employee’s vested, but unexercised CH2M stock options (which stock options must be exercised within three months of Employee’s Separation Date), Employee’s ability to continue to hold and/or dispose of directly owned shares of CH2M stock (per the rules of the CH2M internal market), Employee’s vested benefit amount in the Deferred Compensation Plan (“DCP”), or Employee’s vested benefit amount in the Supplemental Executive Retirement and Retention Plan (“SERRP”).  Employee’s eligibility (current and continuing) for and right to vested benefits under the DCP and SERRP will be governed by and paid out according to the terms of the DCP and SERRP, respectively.

5.

Employee acknowledges and agrees that if any amounts are determined to be due or owing from Employee to the Company, for any reason (e.g., personal expenses on Employee’s corporate credit card), at the time of or after Employee’s separation of employment, Employee will remain obligated to pay such amounts to the Company within 30 days after demand made by the Company, if such amounts have not already been deducted from the Severance Pay (which Employee authorizes the Company to do at the Company’s sole discretion).

The foregoing notwithstanding, the Company is not currently aware of any amounts owing the Company by Employee.
6.

Employee acknowledges and agrees that Employee is receiving a benefit that Employee is otherwise not entitled to receive unless Employee signs this Agreement, and that per Employee’s Offer Letter, Employee must sign this Agreement to receive the benefits.

7.

In consideration of the payment of Severance Pay (individually or collectively) in accordance with the Employment Termination provisions of the Offer Letter, together with the covenants, agreements and releases set forth herein, Employee, together with Employee’s heirs, personal representatives, successors, assigns, and attorneys (collectively, the “Releasing Parties”), hereby release and forever discharge CH2M HILL Companies, Ltd. and CH2M HILL Engineers, Inc., together with their parent company(ies), affiliated companies, subsidiaries, and Employee Benefit Plans (as defined below) and their respective present and former officers, directors, employees, shareholders, agents, representatives, consultants, insurers, plan administrators, trustees, fiduciaries, attorneys, successors and assigns (individually and collectively “Releasees”) from any and all liabilities, causes of action, debts, claims and demands, both in law and in equity, known or unknown, fixed or contingent, which Employee has, may have or claims or claimed to have, based upon or in any way related to Employee’s employment or separation from employment with the Company, arising up to and including the date that Employee signs this Agreement.  This includes but is not limited to claims for damages, wages or other relief arising under federal, state, or local laws prohibiting employment discrimination and other unfair or unlawful treatment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act Amendments Act of 2008 (“ADAAA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Lily Ledbetter Fair Pay Act of 2009, the Family Medical Leave Act of 2008 (“FMLA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, as amended, 29 U.S.C. § 206(d)(1)-(4), the Rehabilitation Act of 1974, 29 U.S.C. § 701, et seq., the Health Insurance Portability and Accountability Act of 1996, as amended, § 46 U.S.C. § 300gg, et seq. (“HIPAA”), the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), Executive Order 11246, the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), Chapter 21 of the Texas Labor Code (also known as the “Texas Commission on Human Rights Act”), including Tex. Lab. Code § 21.051 and § 21.055, and the Texas Genetic Testing Law (Texas Lab. Code §§ 21.401- 21.405), the Texas Workers’ Compensation Act (including retaliation and other claims under Chapter 451 of the Texas Labor Code, formerly Article 8307c of the Texas Workers’ Compensation Act), the Texas Payday Law (Chapter 61 of the Texas Labor Code), any other claims under the Texas Labor Code, the Texas disability discrimination law (Tex. Hum. Res. Code §§ 121.001 et seq.), the Texas Communicable Diseases Law (Tex. Health & Safety Code §§ 81.101 et seq.), any other claims under the Texas Health and Safety Code, the Texas Civil Practice and Remedies Code (including any claim for attorneys’ fees under Chapter 38 of the Texas Civil Practice and Remedies Code), the Texas Occupations Code, and any and all common law claims, including wrongful and/or retaliatory termination and/or discharge of employment claims, contract or promissory estoppel claims, intentional infliction of emotional distress claims, assault and battery claims, tort claims, including negligence claims, personal injury claims, third-party claims, slander, libel, and/or defamation claims, qui tam claims and whistleblower claims, and/or any other claims based on any state statute or law, contract, covenant of good faith and fair dealing, public policy or other theories, as well as any claim for attorney’s fees and/or costs or other expenses or fees.  Employee expressly acknowledges that the Severance Pay (individually or collectively) hereunder is intended to and does fully compensate Employee for any and all of Employee’s possible claims up to and including the date Employee signs this Agreement, including, without limitation, those for alleged emotional or physical distress, stress, pain and suffering, and upset or injury, together with medical care of any sort associated with such claims.  Employee acknowledges and agrees that Employee has suffered no workplace injury which would give rise to a claim under any worker’s compensation statute or, if Employee has, that Employee has been fully compensated hereunder and is entitled to no further relief of any kind (monetary or otherwise).  For purposes of this Agreement, “Employee Benefit Plan” means any employee benefit plan, as defined in ERISA Section 3(3), sponsored, or contributed to, by the Company or any Releasee.  Notwithstanding the preceding and as further set forth in Paragraph 10 below, this release shall not preclude an action to enforce benefits in which the Employee has become vested under ERISA.  Additionally, nothing herein prohibits Employee from filing a charge with the National Labor Relations Board (“NLRB”) or a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency, or from participating in any investigation of a charge of discrimination by the EEOC or any state fair employment practices agency, provided, however, that Employee hereby agrees and acknowledges that in any such proceeding Employee shall have no right to obtain individual relief of any kind, including monetary damages, the right to which Employee expressly and irrevocably waives.
8.

This Agreement, including all discussions concerning its subject matter between the parties, represents an amicable settlement and compromise of all allegations, claims and matters in connection with Employee’s employment and/or separation from employment with the Company.  By entering into this Agreement, no party hereto admits any impropriety, wrongdoing, or liability of any kind whatsoever and, on the contrary, expressly denies same.

9.

Employee promises, represents and agrees that Employee has not filed, and will not file, a lawsuit in any state or federal court relating to the matters released herein against any of the Releasees; and further has not assigned or transferred to any person any portion of any claim which is released and waived by this Agreement.  While nothing in this Agreement prevents Employee from filing a federal or state administrative charge, if such a federal or state administrative charge is filed or an agency investigation undertaken, Employee acknowledges that Employee has already received full monetary and other relief hereunder and is entitled to no further individual relief of any kind (monetary or otherwise).  Employee shall pay Employee’s own costs, expenses and attorney’s fees incurred in association with any such charge filed by Employee and shall not seek any compensation or any reimbursement for Employee’s costs, expenses and attorney’s fees from any of the Releasees.

10.

The release and waiver above does not affect any entitlement of Employee to vested benefits, if any, under the Company’s 401(k) plan or other vested benefits under any other Employee Benefit Plan, if any.  This Agreement does not create, alter, or amend any rights that Employee may have under any Employee Benefit Plans, which rights are governed by the relevant plan documents.  Employee and the Company do not, by executing this Agreement, release any claims with respect to the enforcement of the Agreement.

11.

No lawsuit (federal or state) shall be filed by Employee against any of the Releasees based upon any claim released above.  In the event Employee breaches this promise by filing such a lawsuit, Employee may be responsible for paying the attorney’s fees and costs incurred by any and/or all of the Releasees in defending against the lawsuit, if the lawsuit is brought in bad faith, or is frivolous and groundless, or if recovery of fees is otherwise authorized by state or federal law.  The foregoing does not nullify the waiver and release by Employee nor limit any of the Releasees’ rights and remedies.

12.

In the event a particular provision of the Agreement is declared invalid or unenforceable, the remaining provisions of the Agreement will continue in full force and effect.  This Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

13.

Older Workers Benefit Protection Act of 1990 (OWBPA).  In compliance with the OWBPA, and by virtue of this Agreement, Employee has been advised of the legal requirements of the OWBPA, and fully acknowledges and agrees as follows:

a.	Employee understands the terms and conditions of this Agreement;
b.

Employee has been advised of Employee’s right to consult an attorney to review the Agreement, and has either had the benefit of an attorney throughout this process and has had an attorney review the Agreement or is aware of Employee’s right to do so and has knowingly waived that right;

c.	Employee does not waive any rights or claims that may arise after the date the Employee signs the Agreement;
d.	Employee is receiving consideration under this Agreement beyond anything of value to which Employee is already entitled; and
e.

Employee has up to twenty-one (21) days in which to consider this Agreement before executing it.  Employee acknowledges that if Employee signs the Agreement before the twenty-first (21st) day, Employee does so voluntarily and of Employee’s free choosing.  Finally, Employee acknowledges that if Employee does not sign the Agreement before the end of the twenty-first (21st) day, the Agreement shall automatically expire and become immediately null and void on the twenty-second (22nd) day unless the review period is otherwise extended by the Company in writing and in the Company’s sole discretion.

After execution of this Agreement by Employee, Employee shall have seven (7) days to revoke the Agreement and the Agreement shall not become effective or enforceable until the seven (7) days has expired. Upon expiration of the seven (7) day revocation period with no revocation in writing by Employee, the Agreement shall become immediately effective (the “Effective Date”).  Any revocation of this Agreement by Employee must be in writing, must specifically revoke this Agreement, and must be received by John Madia, CH2M, 9191 South Jamaica St., Englewood, CO, 80112 prior to the eighth (8th) day following execution of this Agreement by Employee.  In the event Employee revokes this Agreement within the seven-day revocation period, the Agreement shall not be effective or enforceable and the revoking party shall not receive the benefits described herein.

14.	As further conditions precedent and consideration for the Company making payment of the Severance Pay, and as continuing obligations beyond Employee’s Separation Date, Employee shall:
a.

Refrain from disclosing, revealing, publishing, or discussing any claims released by this Agreement or facts or allegations underlying any claims released by this Agreement, except as required by law, or pursuant to subpoena, or pursuant to a state or federal fair employment practices agency investigation, or to enforce this Agreement, and except with Employee’s attorney, immediate family, or tax advisor, each of whom Employee shall inform of their obligation to keep such information strictly confidential and not disclose to any other entity, individual or party.  Except pursuant to a state or federal fair employment practices agency investigation, Employee additionally shall refrain from making any statements or comments (whether verbally or in writing) to anyone that defame, disparage or denigrate the Company and/or any of the Releasees.

b.

Return all the Company’s and/or Releasees’ property, proprietary/confidential information, papers, manuals/notebooks, electronically stored data, software, media, documentation, diskettes, computer equipment and related devices, keys, credit cards, government contractor card and phone cards, and any other Company equipment or items to the Company.

c.

Refrain from the disclosure, copying and/or use for any purpose of any proprietary, competitively sensitive and/or confidential business information of the Company or any of the Releasees.  Employee acknowledges that this nondisclosure obligation continues beyond Employee’s Separation Date indefinitely.  Employee also acknowledges that Employee has continuing obligations to preserve the Company’s confidential information under the Company’s Business Conduct Agreement, Employee Ethics & Business Conduct Principles and/or Employee Administration Agreement.

d.

Refrain for a period of one year after the Separation Date from directly or indirectly soliciting, inducing, recruiting, encouraging or otherwise endeavoring to cause or attempt to cause any employee or consultant of the Company to terminate his/her/its relationship with the Company.

e.

Refrain for a period of one year after the Separation Date from directly or indirectly soliciting, inducing, recruiting, encouraging or otherwise endeavoring to cause or attempt to cause any client of the Company to modify, alter and/or terminate its relationship with the Company.

f.

Acknowledge that Paragraphs 14.a. through 14.e. are material terms and considerations of this Agreement, and that any breach by Employee of any of Paragraphs 14.a. through 14.e. would be a material breach of this Agreement for which the Company and/or any of the Releasees could seek damages for injuries caused by such breach.

15.

By signing below, both parties acknowledge that they have carefully read and fully understood all of the provisions of this Agreement.  Both parties further acknowledge that this Agreement sets forth the entire understanding between them.  Neither party has relied upon any representation or statement, written or oral, not set forth in this Agreement.  This Agreement may not be changed orally, but only by a specific written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.  This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party based upon attribution of drafting to any party. The parties forever waive all rights to assert that this Agreement was the result of a mistake in law or in fact.  Further, the parties forever waive all rights to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate, inapplicable or inappropriate.

16.

This Agreement may be executed and delivered in one or more counterparts, each of which when executed will be deemed an original, and all of which will constitute one and the same document.  This Agreement may be executed by the Parties and transmitted by facsimile transmission or .pdf by e-mail, and if so executed and transmitted, the Agreement will be for all purposes and effect as if the parties had delivered an executed original agreement.  An executed Agreement can be submitted by Employee to John Madia, CH2M HILL, 9191 South Jamaica St., Englewood, CO 80112, prior to the expiration of the twenty-one (21) day review period.

17.

The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to the conflicts of laws principles thereof. Any dispute arising out of this Agreement shall be resolved in a court of appropriate jurisdiction located in Englewood, Colorado.

18.

Employee acknowledges that Employee has read and understands this Agreement, that Employee signs it freely and voluntarily and after reasonable opportunity to consult with an attorney of Employee’s own choosing, and that Employee is otherwise not entitled to the Severance Pay unless Employee signs this Agreement.

ACCEPTED AND AGREED:

CH2M HILL Companies, Ltd.	John “Rob” Berra, EMPLOYEE

By: /s/ John Madia	By: /s/ J. Robert Berra
Title: EVP & Chief Human Resources Officer	(Employee Signature)

Date: May 29, 2015	Date: May 29, 2015